Exhibit 10.1

THE GREENBRIER COMPANIES, INC.

2014 AMENDED AND RESTATED STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to Article 10 of the 2014 Amended and Restated Stock Incentive Plan (the “Plan”) of The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), on             , 2015 (the “Grant Date”) the Compensation Committee of the Board of Directors of the Company (the “Committee”) authorized and granted to                      (the “Recipient”) an award of restricted stock units (“RSUs”) with respect to the Company’s common stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings as defined in the Plan.

1.	Award and Terms of Restricted Stock Units.

(a) Number of RSUs Awarded. The Company awards to the Recipient                      RSUs (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement and the Plan.

(b) Rights under Restricted Stock Units. An RSU obligates the Company to issue to the Recipient one share of Common Stock for each vested RSU, upon the later of (i) vesting in accordance with this Agreement, or (ii) the distribution date or dates elected by the Recipient, if the Recipient elects to defer receipt of the shares otherwise issuable upon vesting, pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

2.	Vesting and Forfeiture of RSUs.

(a) The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. One-half of the RSUs, covering                  shares of Common Stock, will vest in equal installments over a period of three years (the “Time-Based RSUs”) and one-half of the RSUs, covering                  shares of Common Stock, will vest, in whole or in part, on the Vesting Date based upon achievement of performance criteria during the Measurement Period, as described in subsection 2(c) (the “Performance-Based RSUs”). To the extent that any partial vesting would result in the issuance of fractional shares, such shares shall be rounded up to the nearest whole number of shares.

(b) Vesting of Time-Based RSUs. The Time-Based RSUs shall vest in equal annual installments over a period of three years, on the first, second and third anniversaries of the Grant Date, provided the Recipient remains in Service with the Company, subject to subsections 2(b)(i) and (ii), below:

(i) Termination of Service Due to Death, Disability or Retirement. If the Recipient’s Service terminates due to death, Disability or Retirement, any unvested

Restricted Stock Unit Agreement

Time-Based RSUs shall immediately become fully vested. If Recipient is or becomes eligible for Retirement prior to the date any Time-Based RSUs would otherwise vest, the Time-Based RSUs will no longer be subject to a substantial risk of forfeiture for tax purposes, and will be deemed a “deferral of compensation” as defined under Internal Revenue Code §409A (“§409A”), and any dividends accrued on such Time-Based RSUs pursuant to subsection 5(a) of this Agreement shall also be deemed deferred compensation subject to §409A.

(ii) Change of Control. In the event of a Change of Control, acceleration of vesting of Time-Based Shares shall be governed by the terms of the individual agreement between the Company and the Recipient, if any.

(c) Vesting of Performance-Based RSUs. Within 90 days of the end of the Measurement Period, the Committee shall determine the extent to which the Performance-Based RSUs have vested based upon achievement of the performance goals set forth in this subsection 2(c). Up to 50% of the Performance-Based RSUs shall vest based upon achievement of Adjusted EBITDA goals (the “Adjusted EBITDA Performance RSUs”), and up to 50% of the Performance-Based RSUs shall vest based upon achievement of Return on Equity (“ROE”) goals (the “ROE Performance RSUs”), during the Measurement Period, as set forth in subsections 2(c)(i) and (ii), below:

(i) Adjusted EBITDA Performance RSUs.

(1) 100% of the Adjusted EBITDA Performance RSUs (50% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company’s Adjusted EBITDA equals the Adjusted EBITDA Target Level.

(2) 50% of the Adjusted EBITDA Performance RSUs (25% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company’s Adjusted EBITDA equals the Adjusted EBITDA Threshold Level.

(3) If the Company’s Adjusted EBITDA is greater than the Threshold Level but less than the Target Level, vesting of the Adjusted EBITDA Performance RSUs will be interpolated between 50% and 100%.

(4) If the Company’s Adjusted EBITDA is less than the Threshold Level, none of the Adjusted EBITDA Performance RSUs will vest.

(ii) ROE Performance RSUs.

(1) 100% of the ROE Performance RSUs (50% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company achieves its ROE Target Level.

(2) 50% of the ROE Performance RSUs (25% of the total number of Performance-Based RSUs) will vest on the Vesting Date if the Company achieves its ROE Threshold Level.

Restricted Stock Unit Agreement

(3) If the Company’s ROE performance is greater than the Threshold Level but less than the Target Level, vesting of the ROE Performance RSUs will be interpolated between 50% and 100%.

(4) If the Company’s ROE performance is less than the Threshold Level, no ROE Performance RSUs will vest.

(iii) Termination of Service due to Death or Disability. If the Recipient’s Service terminates prior to the end of the Measurement Period due to death or Disability, any unvested Performance-Based RSUs shall immediately become fully vested.

(iv) Retirement. If the Recipient’s Service terminates prior to the end of the Measurement Period due to Retirement, the Recipient’s Performance-Based RSUs will continue to vest based on performance during the Measurement Period. Upon vesting of the Performance-Based RSUs, Recipient will be entitled to receive a prorated number of shares, equal to the number of vested RSUs (if any), multiplied by a fraction, the numerator of which is the number of full and partial months in the Measurement Period during which Recipient remained in Service with the Company and the denominator of which is 30.

(v) Change of Control. In the event of a Change of Control prior to the end of the Measurement Period, vesting of the Performance-Based RSUs shall be as set forth in Appendix A to this Agreement.

(d) Issuance of Additional Shares upon Achievement in Excess of Target Goals. Subject to a determination by the Committee that the Company has achieved greater than its Adjusted EBITDA Target Level and/or ROE Target Level during the Measurement Period, the RSUs will be settled for a number of shares in excess of 100% of the number of Performance RSUs awarded pursuant to this Agreement, as described in subsections 2(d)(i) and (ii) below:

(i) If the Company achieves its Adjusted EBITDA Stretch Level during the Measurement Period, the Adjusted EBITDA Performance RSUs will be settled for 200% of the number of shares underlying the Adjusted EBITDA Performance RSUs. If the Company’s Adjusted EBITDA during the Measurement Period exceeds the Adjusted EBITDA Target Level but is below the Adjusted EBITDA Stretch Level, the number of shares for which the Adjusted EBITDA Performance RSUs will be settled will be interpolated between 100% and 200% of the number of shares underlying the Adjusted EBITDA Performance RSUs at the Target level, based on the level of Adjusted EBITDA performance achieved.

(ii) If the Company achieves its ROE Stretch Level during the Measurement Period, the ROE Performance RSUs will be settled for 200% of the number of shares underlying the ROE Performance RSUs. If the Company’s ROE during the Measurement Period exceeds the ROE Target Level but is below the ROE Stretch Level, the number of shares for which the ROE Performance RSUs will be settled will be interpolated between 100% and 200% of the number of shares underlying the ROE Performance RSUs at the Target level, based on the level of ROE performance achieved.

Restricted Stock Unit Agreement

(e) Forfeiture of RSUs on Termination of Service. Except as expressly provided in this Agreement, or except to the extent that there exists a separate individual agreement between the Recipient and the Company, the terms of which provide otherwise, if the Recipient ceases to be an employee of the Company or a subsidiary of the Company for any reason, the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

3.	Delivery Date for the Shares Underlying the RSUs.

(a) As soon as practicable following a date on which any RSUs vest, (or, if applicable, the distribution date or dates in accordance with the Recipient’s deferral election pursuant to the Deferred Compensation Plan, or the distribution date specified in subsection (b), below) the Company will issue the Recipient the Common Stock underlying the then vested RSUs in the form of uncertificated shares in book entry form. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(b) To the extent that any Time-Based RSUs and any related accrued dividends provided for in this Agreement constitute a “deferral of compensation” within the meaning of Treas. Reg. §1.409A-1(b) and the underlying shares and any accrued dividends become payable as a result of Recipient’s termination of employment, such payment shall be payable within one day of the date of the Recipient’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h). The foregoing notwithstanding, in the event that Recipient is determined to be a “specified employee” within the meaning of Treas. Reg. § 1.409A-1(i), then to the extent any payment under this Agreement payable upon a separation from service constitutes a “deferral of compensation” within the meaning of §409A, such payment shall not be made and such benefit shall not be provided until the earlier of (A) the first business day occurring after the date that is six months after Recipient’s separation of service as that term is defined in Treas. Reg. §1.409A-1(h), and (B) Recipient’s death.

4.	Income and Payroll Taxes.

(a) Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the RSUs. The Recipient acknowledges that, if no deferral election pursuant to the Company’s Deferred Compensation Plan has been made with respect to receipt of the shares of Common Stock underlying the RSUs, then on each date that shares of Common Stock underlying the RSUs vest (the “Payment Date”), the Value (as defined below) of the vested shares will be treated as ordinary compensation for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amounts, the Company shall withhold from the shares of Common Stock otherwise issuable the number of shares having a Value equal to the minimum statutory withholding amount. For purposes of this Section 4, the “Value” of a share shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date. Alternatively, the Recipient may, at his or her option, pay such withholding

Restricted Stock Unit Agreement

amount in cash or cash equivalents promptly upon vesting, provided the Recipient has delivered a withholding tax election in the form attached as Exhibit A to the Company sufficiently in advance of the vesting date to permit timely administration of the withholding obligation. If the Recipient does not timely deliver an executed tax withholding form to the Company, the Company shall withhold shares to satisfy the required minimum withholding amounts.

(b) Payment of FICA Upon Vesting of RSUs Subject to Deferral Election. The Recipient acknowledges that FICA payroll taxes become due upon vesting of the RSUs, even if a deferral election under the Deferred Compensation Plan has been made with respect to receipt of the shares underlying the RSUs. FICA taxes that become due upon vesting of RSUs that are subject to a deferral election may not be paid by share withholding. Recipient agrees to pay to the Company in cash or cash equivalents, on or before each vesting date, the amount of FICA taxes due and owing as a result of vesting of the RSUs. If Recipient does not make such payment timely, the Company will deduct FICA taxes from other wages payable in cash to Recipient.

(c) Payment of FICA on Time-Based RSUs Held by Retirement-Eligible Recipients. The Recipient further acknowledges that FICA payroll taxes become due upon Recipient being or becoming eligible for Retirement, even if Recipient does not terminate employment. FICA taxes that become due as a result of Recipient being or becoming eligible for Retirement may not be paid by share withholding. Recipient agrees to pay to the Company in cash or cash equivalents the amount of FICA taxes due and owing. If Recipient does not make such payment timely, the Company will deduct FICA taxes from other wages payable in cash to Recipient.

5.	Other Rights and Restrictions.

(a) Cash Dividends. The Recipient will be entitled to receive any cash dividends declared on the Common Stock underlying the RSUs after the RSUs have vested and the Common Stock has been issued. The Company shall accrue and pay to the Recipient an amount in cash equal to dividends that would have been paid on the Common Stock underlying the RSUs after the date of the issuance of the RSUs, which amount shall be payable as soon as practicable following the date the underlying RSUs vest in accordance with this Agreement, subject to required withholding taxes. No interest shall be paid by the Company on accrued amounts. Receipt of cash dividends may not be deferred under the Deferred Compensation Plan. The foregoing notwithstanding, any dividends accrued on Time-Based RSUs that are “deferred compensation” as described in subsection 2(b)(i) of this Agreement shall be subject to the payment timing rules set forth in subsection 3(b).

(b) Adjustments. The number of shares of Common Stock issuable with respect to each RSU is subject to adjustment as determined by the Committee as to the number and kind of shares of stock deliverable in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

Restricted Stock Unit Agreement

(c) No Voting Rights. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient.

(d) Certain Transactions. To the extent not otherwise governed by the Change of Control provisions of this Agreement or any other individual agreement between the Company and the Recipient, in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Committee may, in its sole discretion and to the extent possible under the structure of the applicable transaction, select one or a combination of the following alternatives for treating this award of RSUs:

(i) The RSUs shall remain in effect in accordance with the terms of this Agreement; or

(ii) The RSUs shall be converted into restricted stock units or restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the applicable transaction. The amount and type of converted restricted stock units or restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the applicable transaction.

The foregoing notwithstanding, Time-Based RSUs that are “deferred compensation” subject to §409A shall be treated in accordance with the requirements of §409A, including without limitation the prohibition on subsequent deferrals.

(e) Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered to the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(f) Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits, subject to the Recipient’s rights under any applicable individual employment agreement.

6.	Definitions.

Initially capitalized terms not otherwise defined herein shall have the meanings as defined in the Plan.

(a) “Agreement” shall mean this Restricted Stock Unit Agreement.

Restricted Stock Unit Agreement

(b) “Adjusted EBITDA” shall mean the Company’s EBITDA as reported in quarterly financial disclosures, as adjusted for Extraordinary Items by the Committee in its sole discretion.

(c) “Adjusted EBITDA Stretch Level” shall mean cumulative Adjusted EBITDA during the Measurement Period of $         million.

(d) “Adjusted EBITDA Target Level” shall mean cumulative Adjusted EBITDA during the Measurement Period of $         million.

(e) “Adjusted EBITDA Threshold Level” shall mean cumulative Adjusted EBITDA during the Measurement Period of $         million.

(f) “Deferred Compensation Plan” shall mean The Greenbrier Companies, Inc. Nonqualified Deferred Compensation Plan.

(g) “Extraordinary Items” shall mean extraordinary, unusual and/or non-recurring items, including but not limited to (i) restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business or major asset, (iii) the effect of changes in tax laws and other laws, accounting principles, or provisions affecting reported results, (iv) resolution and/or settlement of litigation and other legal proceedings, (v) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) the effect of a merger or acquisition, or (vii) foreign exchange gains and losses, provided that an adjustment for any such item(s) would not cause the performance-based portion of this Award to fail to comply with the requirements of Section 162(m) of the Internal Revenue Code, or any successor provision thereto, and the regulations there under.

(h) “Measurement Period” shall mean the thirty-month period beginning March 1, 2015 and ending August 31, 2017.

(i) “Recipient” shall mean the individual named in the first paragraph of this Agreement.

(j) “Retirement” shall mean the termination of the Recipient’s Service within the Company or its subsidiaries as an employee either (i) on or after attainment of age 65, or (ii) prior to age 65, with the permission of the Chief Executive Officer of the Company.

(k) “Return on Equity” or “ROE” shall mean the quarterly Net earnings (loss) attributable to the Company, as reported in quarterly financial disclosures, divided by the quarterly Total Equity of the Company, the results of which are averaged over the Measurement Period, and annualized. Net earnings (loss) attributable to the Company and ROE shall be adjusted for Extraordinary Items, as determined by the Committee in its sole discretion.

(l) “ROE Stretch Level” shall mean ROE of     %.

(m) “ROE Target Level” shall mean ROE of     %.

Restricted Stock Unit Agreement

(n) “ROE Threshold Level” shall mean ROE of     %.

(o) “Vesting Date” shall mean the date that the Committee makes an affirmative determination that the vesting criteria applicable to Performance-Based RSUs, as set forth in subsection 2(c)(i) or (ii), have been met.

7.	Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement, the Plan and the Company’s Umbrella Performance-Based Plan for Executive Officers, to the extent applicable, constitute the entire agreement of the parties with regard to the subjects hereof.

(b) Interpretation of the Plan and the Agreement. The Committee shall have the sole authority to interpret the provisions of this Agreement and the Plan and all determinations by it shall be final and conclusive. With respect to awards made to executive officers of the Company, the Committee shall interpret and administer this Agreement in accordance with the terms of the Company’s Umbrella Performance-Based Plan for Executive Officers, with the intent that the Performance-Based RSUs shall qualify as “performance-based compensation” for purposes of Internal Revenue Code Section 162(m).

(c) Electronic Delivery. The Recipient consents to the electronic delivery of notices and any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d) Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e) Further Action. The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(f) Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.

[Signature page follows.]

RECIPIENT:	THE GREENBRIER COMPANIES, INC.:

By:

Restricted Stock Unit Agreement

APPENDIX A

VESTING OF PERFORMANCE-BASED RSUs

FOLLOWING A CHANGE OF CONTROL

In the event that a Change of Control of the Company occurs prior to August 31, 2017 (the end of the Measurement Period) vesting of Performance-Based RSUs and issuance of additional shares based on achievement in excess of target goals shall be governed by this Appendix A:

1. Conversion of Performance-Based RSUs into Time-Vested RSUs. As of the effective date of the Change of Control, all Performance-Based RSUs shall automatically convert into and become time-vested RSUs (the “Converted RSUs”), which shall vest in full on August 31, 2017, provided Participant remains employed by the Company through that date.

2. Award of Additional Shares for Performance Above Target Levels. The Compensation Committee shall evaluate the Company’s financial performance from March 1, 2015 until the date immediately preceding the effective date of the Change of Control, and shall determine whether the Company was performing above the target level of performance on its Adjusted EBITDA and/or ROE goals as of such date. If the Compensation Committee determines that the Company was performing above the target level on either or both of its Adjusted EBITDA and/or ROE goals as of the date of the Change of Control, the Compensation Committee shall determine the number of additional shares above 100% of the number of Performance-Based RSUs awarded (the “Stretch Shares”) that the Participant would have been entitled to receive pursuant to Section 2(d)(i) and/or (ii) of the Agreement if the Company had performed during the entire Measurement Period at the level achieved through the date of the Change of Control. Participant shall be entitled to receive a grant of additional shares equal to the number of Stretch Shares. The Stretch Shares shall be time-vested shares and shall vest in full on August 31, 2017, provided Participant remains employed by the Company.

Restricted Stock Unit Agreement

Exhibit A to RSU Agreement

RESTRICTED STOCK UNIT

TAX WITHHOLDING ELECTION FORM

Name of Recipient:

Grant Date:

Number of RSUs:

I hereby elect to pay all withholding taxes due upon vesting of the above-referenced RSUs by check rather than by share withholding, and promise to deliver such payment to the Company promptly upon vesting of the RSUs.

Signature of Recipient

Date Signed

Restricted Stock Unit Agreement